UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

         Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[XX]  Definitive Proxy Statement
[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                               CONAGRA FOODS, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


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

                                  CONAGRA FOODS

                                PROXY STATEMENT
                                      for
                               September 27, 2001
                          Annual Stockholders' Meeting
                             of ConAgra Foods, Inc.

CONAGRA FOODS

                                                         ConAgra Foods, Inc.
                                                         One ConAgra Drive
                                                         Omaha, NE 68102-5001
                                                         tel: 402-595-4000

                                                         Bruce Rohde
                                                         Chairman and
                                                         Chief Executive Officer

Dear Stockholder:

         It's our pleasure to invite you to ConAgra Foods, Inc.'s Annual Meeting of Stockholders in Omaha on September 27, 2001. In the following pages you'll find information about the meeting plus a Proxy Statement.

         A brief reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

         If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

         Your prompt response will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important. Thank you!

                                                Sincerely,

                                                /s/  Bruce Rohde
                                                Bruce Rohde
August 24, 2001

CONAGRA FOODS

                                                   ConAgra Foods, Inc.
                                                   One ConAgra Drive
                                                   Omaha, NE 68102-5001
                                                   tel: 402-595-4000

                                                   James P. O'Donnell
                                                   Executive Vice President, CFO
                                                   and Corporate Secretary

To ConAgra Foods, Inc. Stockholders:

         ConAgra Foods Inc.'s Annual Stockholders' Meeting will be held on Thursday, September 27, 2001 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

         Matters to be voted on at the meeting are:

                  o Election of Directors.

                  o Ratify appointment of independent auditors for fiscal 2002.

                  o Act on stockholder proposal.


         Stockholders of record as of the close of business on July 31, 2001 are eligible to vote at the Annual Stockholders' Meeting.

         It's important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

         By order of the Board of Directors.


                                               /s/  James P. O'Donnell
                                               James P. O'Donnell
August 24, 2001

                              ConAgra Foods, Inc.
                               One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 27, 2001
                  Proxy Solicitation by the Board of Directors

      This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 27, 2001. Stockholders of record at the close of business on July 31, 2001 will be entitled to vote at the meeting.

                                    PROXIES

    Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 24, 2001.

    If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

    You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: James P. O'Donnell, Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 26, 2001. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                               VOTING SECURITIES

    The Company at July 31, 2001 had issued and outstanding 537,298,994 voting shares of Common Stock. Each share of Common Stock is entitled to one vote. There were no shares of Preferred Stock outstanding at July 31, 2001.

    The presence of a majority of the outstanding Common Stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The three nominees receiving the highest vote totals will be elected as Directors of ConAgra Foods, Inc. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

    All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                           VOTING SECURITIES OWNED BY
                           CERTAIN BENEFICIAL OWNERS

    The following stockholders report ownership of more than 5% of the Company's outstanding common stock:

                                        BENEFICIAL                    PERCENT OF
NAME                                     OWNERSHIP                       CLASS

AXA Financial Inc.                      37,866,232 (1)                    7.0%
1290 Avenue of the Americas
New York, NY  10104

State Street Bank and Trust Company     35,042,453 (2)                    6.5%
225 Franklin Street
Boston, MA  02110

Cater Allen International Limited       27,973,785 (3)                    5.2%
1 Triton Square
London, England

(1) Based on a Schedule 13G report filed February 12, 2001.
(2) Based on a Schedule 13G report filed February 9, 2001.
(3) Based on a Schedule 13G report filed January 5, 2001.



                           VOTING SECURITIES OWNED BY
                        EXECUTIVE OFFICERS AND DIRECTORS

    The following table shows certain information on ConAgra Foods, Inc.'s Common Stock beneficially owned by directors and the executive officers named in the summary compensation table as of July 31, 2001. No director or executive officer beneficially owned 1% or more of ConAgra Foods, Inc.'s Common Stock. The directors and all executive officers as a group beneficially owned 0.9% of ConAgra Foods, Inc.'s outstanding Common Stock. The shares show as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 2001.

                                         BENEFICIAL
NAME                                   TITLE OF CLASS              OWNERSHIP (1)

Mogens C. Bay                           Common Stock                    53,200
John T. Chain, Jr.                      Common Stock                    25,000
Charles M. Harper                       Common Stock                 2,032,808
Robert A. Krane                         Common Stock                   118,412
Mark H. Rauenhorst                      Common Stock                     1,857
Carl E. Reichardt                       Common Stock                    96,400
Bruce Rohde                             Common Stock                   779,736
Ronald W. Roskens                       Common Stock                    87,000
Marjorie M. Scardino                    Common Stock                    80,423
Walter Scott, Jr                        Common Stock                   213,300
Kenneth E. Stinson                      Common Stock                    57,200
Clayton K. Yeutter                      Common Stock                    88,500
Kenneth W. Gerhardt                     Common Stock                   106,118
Dwight J. Goslee                        Common Stock                   256,247
Owen C. Johnson                         Common Stock                    97,960
James P. O'Donnell                      Common Stock                   274,967

Directors and Executive
Officers as a Group                     Common Stock                 4,660,509
(21 Persons)

(1) Shares reported include shares owned by spouses of directors; 45,000 common shares owned by a charitable foundation for which Mr. Scott is a trustee and disclaims beneficial ownership; 857 common shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and 1,859,904 common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 2001.

                    ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently composed of thirteen members, divided into three classes. Each class serves for three years on a staggered-term basis. Following the retirement of directors Harper, Scardino, Scott and Yeutter at the 2001 stockholders meeting, the Board of Directors will consist of nine members.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2001 Annual Stockholders' Meeting are listed first.

MOGENS C. BAY - Nominee - Omaha, Nebraska
Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997; Director, President and CEO of Valmont Industries Inc. from 1993 to December 1996. Director of Peter Kiewit Sons', Inc. and Level 3 Communications, Inc. Mr. Bay has been a director since 12/12/96. His current term expires 9/27/01. He is 52 years of age.

ALICE B. HAYES - Nominee - San Diego, California
Joined the ConAgra Board of Directors on August 3, 2001. President of the University of San Diego since 1995. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. and Pulitzer, Inc. Her current term expires 9/27/01. She is 63 years of age.

CARL E. REICHARDT - Nominee - San Francisco, California
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank. Director of HCA-The Healthcare Company, Ford Motor Co., PG&E Corporation, HSBC Holdings, plc., McKesson HBOC, Inc. and Newhall Management Corporation. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/27/01. He is 70 years of age.

The following directors serve for terms that expire after 2001:

JOHN T. CHAIN, JR. - Fort Worth, Texas
Joined the ConAgra Board of Directors on May 4, 2001. Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of RJ Reynolds Tobacco, Inc., Kemper Insurance Companies and Northrup Grumman, Inc. His current term expires 9/26/02. He is 64 years of age.

ROBERT A. KRANE  - Denver, Colorado
Consultant, KRA, Inc. from September 1990 to 1998; President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until January 1990; President, COO and Director of Central Bancorporation, 1986 to 1988; Vice Chairman and Director of Norwest Corporation, 1982 to 1985; President and Director of Norwest Corporation, 1981 to 1982. Mr. Krane has been a director since 7/20/82. His current term expires 9/25/03. He is 67 years of age.

MARK H. RAUENHORST - Minnetonka, Minnesota
Joined the ConAgra Board of Directors on May 4, 2001. President and CEO of Opus Corporation (commercial real estate development and construction). His current term expires 9/25/03. He is 48 years of age.

BRUCE ROHDE - Omaha, Nebraska
President of ConAgra Foods, Inc. since August 1996, Chief Executive Officer of ConAgra Foods, Inc. since September 1997 and Chairman of the Board of ConAgra Foods, Inc. since September 1998. Director of Valmont Industries, Inc. Mr. Rohde has been a director since 8/26/96. His current term expires 9/25/03. He is 52 years of age.

RONALD W. ROSKENS - Omaha, Nebraska
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since 12/3/92. His current term expires 9/26/02. He is 68 years of age.

KENNETH E. STINSON - Omaha, Nebraska
Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. (construction and mining). Director of Valmont Industries, Inc., Kiewit Materials Co., and Level 3 Communications, Inc. Mr. Stinson has been a director since 12/12/96. His current term expires 9/26/02. He is 58 years of age.

         It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS' MEETINGS AND COMPENSATION

         The Board of Directors meets on a regularly scheduled basis. During fiscal 2001, the Board met on seven occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

         The Board of Directors has assigned certain responsibilities to committees. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors and internal auditing department, and (3) the compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement. The Audit Committee met eight times during fiscal 2001. In addition, the Chairman of the Audit Committee had periodic conversations with Company management and representatives of Deloitte & Touche during the fiscal year. For further information, see "Report of the Audit Committee". Members of the Audit Committee during fiscal 2001 were Robert A. Krane (Chairman), Mogens C. Bay, and Kenneth E. Stinson.

         The Corporate Affairs Committee advises ConAgra Foods, Inc. management on external factors and relationships affecting the Company's objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 2001, the Corporate Affairs Committee met five times. Members of the Corporate Affairs Committee during fiscal 2001 were Ronald W. Roskens (Chairman), Mark H. Rauenhorst, and Marjorie M. Scardino.

         The Human Resources Committee reviews and approves the compensation of employees above a certain position level, reviews proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect for such employees. During fiscal 2001, the Human
Resources Committee met six times. Members of the Human Resources Committee during fiscal 2001 were Carl E. Reichardt (Chairman), John T. Chain, Jr., Walter Scott, Jr. and Clayton K. Yeutter.

         The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee did not meet during fiscal 2001. Members of the Executive Committee during fiscal 2001 were Bruce Rohde (Chairman), Charles M. Harper, Carl E. Reichardt and Walter Scott, Jr.

         The Company does not have a standing Nominating Committee.

         For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The Chairmen of the Human Resources, Audit, and Corporate Affairs Committees each receive an additional $15,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director receives without cost a grant of 1,800 shares of ConAgra Foods, Inc. Common Stock per year under the ConAgra Foods, Inc. 2000 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 9,000 shares of ConAgra Foods, Inc. Common Stock under the ConAgra Foods, Inc. 2000 Stock Plan.

         All directors of ConAgra Foods, Inc. are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra Foods, Inc. will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods, Inc. maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra Foods, Inc.

         ConAgra Foods, Inc. has entered into various lease agreements with Opus Corporation or its affiliates. Mark Rauenhorst is beneficial owner and director of Opus Corporation. The agreements relate to the leasing of land, buildings and equipment for ConAgra Foods, Inc. in Omaha, Nebraska. ConAgra Foods, Inc. occupies the buildings pursuant to long term leases with Opus Corporation and other investors, which leases contain various termination rights and purchase options. Leases currently effective require annual lease payments by ConAgra Foods, Inc. of $14,240,960.

         ConAgra Foods, Inc. and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provided that $25,000 was accrued for each year of Mr. Harper's employment and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table shows compensation paid by ConAgra Foods, Inc. for services rendered during fiscal years 2001, 2000 and 1999 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra Foods, Inc.


                           SUMMARY COMPENSATION TABLE

                             --Annual Compensation--              ---Long-Term Compensation---
                                                               Restricted       Option         LTIP         All Other
Name/                      Fiscal      Salary       Bonus       Stock Awards      Grants        Payouts     Compensation
Principal Position          Year        ($)          ($)         (1) (3) ($)      (3) (#)       (3) ($)        (2) ($)

Bruce Rohde                 2001       950,472           0               0        300,000              0         31,122
  Chairman                  2000       950,705   2,440,000               0        225,840      1,185,660        103,588
  Chief Executive           1999       950,437     923,700               0        150,042        831,027         58,587
  Officer & President

James P. O'Donnell          2001       450,000           0               0         20,000              0         15,846
  Executive Vice President, 2000       405,366     404,330               0         75,280        395,220         26,031
  Chief Financial Officer,  1999       346,618     125,200               0         50,014        277,009         16,431
  Corporate Secretary

Dwight J. Goslee            2001       411,538     150,000         482,500         20,000              0         14,480
  Executive Vice President, 2000       350,925     363,380               0         37,640        197,610         22,459
  Operations Control &      1999       277,115     100,100               0         50,007        138,505         11,937
  Development

Owen C. Johnson             2001       400,000           0               0         20,000              0         14,832
  Executive Vice President  2000       360,929     370,900               0         37,640        197,610         23,202
  Human Resources and       1999       289,711     202,800       1,035,000         65,192        138,505         15,974
  Administration

Kenneth W. Gerhardt         2001       360,000           0                0        15,000              0         12,649
  Senior Vice President,    2000       329,419     372,200                0        37,640        197,610         22,368
  Chief Information Officer 1999       300,167     210,000                0        25,012        138,505         16,198

(1) Mr. Goslee received a restricted stock award of 25,000 shares on February 27, 2001 which vest 100% on February 27, 2006 and immediately upon death, total disability or change of control. Mr. Johnson received a restricted stock award of 40,000 shares on July 10, 1998 in connection with his hiring, which vest 100% on June 22, 2003 and immediately upon death, total disability or change of control. Under ConAgra Foods, Inc.'s long-term senior management incentive program, certain awards are made in restricted stock equivalent units (see footnote 3 below). The executive receives dividends on the restricted stock and equivalent units. At the end of fiscal 2001, the aggregate restricted (unvested) stock and / or equivalent holdings, valued at the closing price on ConAgra Foods, Inc. Common Stock at May 27, 2001 without giving effect to the diminution of value attributable to the restrictions on such stock or units were: Mr. Rohde
- $3,605,891 (177,893 shares/units); Mr. O'Donnell - $533,060 (26,298 shares/units); Mr. Goslee - $786,780 (38,815 shares/units); Mr. Johnson - $1,024,790 (50,557 shares/units); and Mr. Gerhardt - $1,234,139 (60,885 shares/units).
(2) Amounts represent contributions by ConAgra Foods, Inc. to its qualified and nonqualified 401(k) plans plus the dollar value for term life insurance premiums. Fiscal year 2001 life premium values are as follows: Mr. Rohde, $2,622; Mr. O'Donnell, $2,346; Mr. Goslee, $2,134; Mr. Johnson, $2,832; and Mr.
Gerhardt, $1,849.
(3) Prior to fiscal 1999, awards under ConAgra Foods, Inc.'s long-term senior management incentive program were generally paid 50% in restricted stock and 50% in cash (and reported in the restricted stock awards and LTIP payout column). Beginning in fiscal 1999, an amount equal to approximately 50% of the award is paid in restricted stock equivalent units, and in lieu of cash a separate grant of stock options is made (exercisable at the market price on the date of grant) equal to four times the number of restricted stock units. The options are issued following the end of the fiscal year in which earned (July 2001 for any fiscal 2001 grants) but are based on services performed in the completed fiscal year and any such grants in July 2001 would be reported above and in the Option Grant Table as fiscal 2001 grants. For fiscal 1999 and 2000, long-term senior management incentive program payouts are reflected above in the LTIP payout column (for the value of restricted stock equivalent units) and in the option grants column; there were no long-term program payouts for fiscal 2001.

         The following table sets forth information on grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2001.


                       OPTION GRANTS FOR FISCAL YEAR 2001

         Individual Grants Grant Date Value

                                         % of Total
                                        Option Grants      Per Share
                            Options      To Employees       Exercise       Expiration    Grant Date Present
                            Granted     in Fiscal 2000      Price ($)          Date         Value ($) (2)

Bruce Rohde (1)             300,000           4.7%            21.00        07/13/2010          1,801,260

James P. O'Donnell (1)       20,000            .03%           21.00        07/13/2010            121,970

Dwight J. Goslee (1)         20,000            .03%           21.00        07/13/2010            121,970

Owen C. Johnson (1)          20,000            .03%           21.00        07/13/2010            121,970

Kenneth W. Gerhardt (1)     15,000             .02%           21.00        07/13/2010             91,478

(1) These options were granted on July 14, 2000 at the then fair market price of ConAgra Foods, Inc.'s Common Stock. Mr. Rohde's options become exercisable in 10% annual installments commencing July 14, 2000. Mr. O'Donnell's, Mr. Goslee's, Mr. Johnson's, and Mr. Gerhardt's options become exercisable in 20% annual installments commencing July 14, 2000. All options shown above become immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) or retirement. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee.
(2) The estimated grant date present value reflected in the above table is determined pursuant to SEC regulations using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following: (1) exercise price of the options ($21.00) equal to the fair market value of the underlying stock on the date of grant; (2) expected option life of six or ten years, based on vesting schedules; (3) dividend yield 2.4%;
(4) risk-free interest rate of 5.17%; (5) expected volatility of 29.0%. The ultimate value of the grants will depend on the future market price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

         The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods, Inc.'s Common Stock for the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                            AND FY-END OPTION VALUES

                                                      Unexercised                 Value of Unexercised
                                                  Options Held at FY-End          In-the-Money Options
                                                          (#)                       at FY-End ($) (2)
                   Shares Acquired      Value
                     on Exercise      Realized   Exercisable  Unexercisable     Exercisable  Unexercisable
                         (#)           ($) (1)                                      ($)           ($)

Bruce Rohde                  0               0      532,965       582,917               0              0

James P. O'Donnell      18,000         183,375      148,197       105,929         406,589              0

Dwight J. Goslee        15,000         133,125      115,414        71,775         284,928              0

Owen C. Johnson              0               0       38,606        84,226               0              0

Kenneth W. Gerhardt          0               0       51,498        76,154               0              0

(1) Value realized is the difference between the closing price of ConAgra Foods, Inc.'s Common Stock at the time of exercise and the exercise price of the options multiplied by the number of shares.
(2) Value shown is the difference between the closing price of ConAgra Foods, Inc.'s Common Stock on the last trading day of fiscal 2001 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

         The following table provides information concerning participation units approved by the Human Resources Committee for the executive officers named in the Summary Compensation Table under the long-term senior management incentive program. The program is an incentive to management to increase after-tax earnings per share to a minimum of 5% per year compounded from a five-year average earnings base lagged eight years. The participants are eligible to share in an award pool capped at 8% of the excess after-tax earnings over and above the described compound growth rate. Beginning with the fiscal year 1999, payouts are made in restricted share equivalent units and stock options. The target award reflected below is based on a Human Resources Committee approved growth rate over the base year, with awards at target levels.

                           LONG-TERM INCENTIVE AWARDS

                                        Performance or               Estimated Future Payouts
                     Number of        other Period Until
                 Shares, Units or       Maturation or       Threshold         Target       Maximum
                   Other Rights             Payout              (#)             (#)          (#)

Bruce Rohde              12                   (1)                 0           74,400 (1)     N/A
                                                                             297,600 (2)

James P. O'Donnell        4                   (1)                 0           24,800 (1)     N/A
                                                                              99,200 (2)

Dwight J. Goslee          4                   (1)                 0           24,800 (1)     N/A
                                                                              99,200 (2)

Owen C. Johnson           4                   (1)                 0           24,800 (1)     N/A
                                                                              99,200 (2)

Kenneth W. Gerhardt       2                   (1)                 0           12,400 (1)     N/A
                                                                              49,600 (2)

(1) Amount represents the target number of the share equivalent units under the program and is dependent on both earnings and stock price. See description above. Any share equivalent units issued under the program are restricted and will be issued under ConAgra Foods, Inc. stock plans. The participants receive Common Stock dividend cash equivalents on the share equivalents. The share equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, permanent disability, or change-in-control. If a participant terminates employment, the share equivalent units vest 20% per year of employment post-issuance, unless the termination was for cause. Vested units are paid in shares of Common Stock.
(2) Amount represents the target number of non-qualified stock options which may be issued in connection with the incentive program and is dependent on both earnings and stock price. Such options will be issued under ConAgra Foods, Inc. stock plans. Any options issued will be exercisable at the market price of ConAgra Foods, Inc.'s Common Stock on the date of grant.

                     BENEFIT PLANS AND RETIREMENT PROGRAMS

         ConAgra Foods, Inc. maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods, Inc. employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods, Inc.'s basic defined benefit pension plan.

         The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2001 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

                               PENSION PLAN TABLE

                                                 Credited Years of Service
Final Average
Remuneration          10            15            20            25         30           35          40

$   50,000       $    5,600    $    8,300    $   11,100   $   13,900  $   16,700   $   19,500  $   22,300
   100,000           12,800        19,100        25,500       31,900      38,300       44,700      51,100
   150,000           20,000        29,900        39,900       49,900      59,900       69,900      79,900
   200,000           27,200        40,700        54,300       67,900      81,500       95,100     108,700
   250,000           34,400        51,500        68,700       85,900     103,100      120,300     137,500
   500,000           70,400       105,500       140,700      175,900     211,100      246,300     281,500
 1,000,000          142,400       213,500       284,700      355,900     427,100      498,300     569,500
 1,500,000          214,400       321,500       428,700      535,900     643,100      750,300     857,500
 2,000,000          286,400       429,500       572,700      715,900     859,100    1,002,300   1,145,500
 2,500,000          358,400       537,500       716,700      895,900   1,075,100    1,254,300   1,433,500

         Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods, Inc.). Covered compensation includes salary and normal bonus. As of May 27, 2001, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 12 years; Mr. O'Donnell, 23 years; Mr. Johnson, 2 years; Mr. Goslee, 16 years; and Mr. Gerhardt, 3 years.

         ConAgra Foods, Inc. has conditional employment agreements with certain officers, including all executive officers named in the summary compensation table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra Foods, Inc. (as defined in the agreements) through a tender offer or otherwise. In consideration of this promise, ConAgra Foods, Inc. agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra Foods, Inc. During that three-year period, the individual would receive annually an amount not less than the individual's current annual compensation, plus the greater of (i) the individual's maximum allowable short-term incentive compensation (as defined in the agreement) or (ii) the individual's highest short-term incentive award during the prior three fiscal years, plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

         ConAgra Foods, Inc. must satisfy this obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements) during the three-year employment period, ConAgra Foods, Inc. is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three-year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

         In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Foods, Inc. Common Stock on the date of termination, multiplied by the number of ConAgra Foods, Inc. shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra Foods, Inc. remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra Foods, Inc. is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

         ConAgra Foods, Inc. adopted in 1989 the ConAgra Foods, Inc. Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods, Inc. (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods, Inc.'s various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

         ConAgra Foods, Inc. and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra Foods, Inc.'s Executive Annual Incentive Plan with a target bonus of not less than 80% of base salary and (3) participation in the Long-Term Senior Management Incentive Program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.

                        HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         ConAgra Foods, Inc.'s executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra Foods, Inc.'s executive officers.

ConAgra Foods Inc.'s Compensation Philosophy

         ConAgra Foods, Inc.'s compensation philosophy has been consistent for many years. The Committee established ConAgra Foods, Inc.'s long-term executive compensation plans with a view that benefits payable under short-term incentive plans are geared to performance in the current fiscal year, while benefits payable under the long-term incentive plans are designed to motivate executives for measured performance over time.

         The Committee believes that ConAgra Foods, Inc.'s executives should hold a significant ownership in ConAgra Foods, Inc. Common Stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra Foods, Inc. and its stockholders. The Committee has structured ConAgra Foods, Inc.'s long-term incentives to be totally stock-based.

         ConAgra Foods, Inc.'s executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 2001.

         The Committee has reviewed ConAgra Foods, Inc.'s compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods, Inc.'s executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra Foods, Inc. may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary

         The Committee establishes the salary ranges for executive positions in relation to the median pay for similar positions in the food industry. The base salary for each executive officer is established based on individual performance and contribution to the profitability of ConAgra Foods, Inc., considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges. There was no change in Mr. Rohde's base salary in fiscal 2001.

Short-Term Incentives

         The Committee believes that an executive's contribution toward achieving ConAgra Foods, Inc.'s growth in earnings per share, annual operating profit plans, and annual return on equity performance should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold and target short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual cash compensation program for ConAgra Foods, Inc.'s executives when business and individual goals are met. The short-term incentive for ConAgra Foods, Inc.'s executive officers in fiscal 2001 was established under the Executive Annual Incentive Plan, which stockholders approved in 2000.

         The target goals for fiscal 2001 were based on achievement of earnings per share objectives and return on equity objectives for ConAgra Foods, Inc. The target goals were not attained and no short-term incentives were paid for fiscal 2001 performance.

Long-Term Incentives

         ConAgra Foods, Inc.'s long-term incentives for executive officers are provided through a long-term senior management incentive program and stock plans adopted in 1985, 1990, 1995 and 2000.

         The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods, Inc.'s ability to increase earnings per share, with awards at target levels. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool capped at 8% of ConAgra Foods, Inc.'s excess after-tax earnings over and above a minimum 5% compound growth rate from a five-year average earnings base. The award is issued in the form of restricted share equivalent units, vesting generally on the fifth anniversary of issuance, and stock options. The Chief Executive Officer participated in the long-term senior management incentive program during fiscal 2001 at an award level generally equal to three times the award level of the next highest executive officer named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. There were no payments under the long-term senior management incentive program for fiscal 2001 performance.

         The Committee also administers ConAgra Foods, Inc.'s stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing up to 1.25% of ConAgra Foods, Inc.'s outstanding Common Stock. During fiscal 2001, options were granted to 1,978 ConAgra Foods, Inc. employees, including all of ConAgra Foods, Inc.'s executive officers. The Committee grants stock options at the prevailing market price of ConAgra Foods, Inc.'s Common Stock and such options therefore have value only if ConAgra Foods, Inc.'s stock price increases. Most option grants for executive officers vest in 20% annual installments beginning on the last day of the fiscal year following the date of grant, and the executive officer must be employed by ConAgra Foods, Inc. at the time of vesting at the end of the fiscal year in order to exercise the options. The Committee granted 300,000 non-qualified options to the Chief Executive Officer in July 2001 following its review of an independent compensation consultant's report on competitive equity based compensation.



                 ConAgra Foods, Inc. Human Resources Committee
                          Carl E. Reichardt, Chairman
                               John T. Chain, Jr.
                               Walter Scott, Jr.
                               Clayton K. Yeutter

                             AUDIT COMMITTEE REPORT

         The Audit Committee is composed of three directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is included in this proxy statement as Appendix A.

         ConAgra Foods, Inc.'s management is responsible for the Company's financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors.

         Pursuant to the Audit Committee charter, the Committee has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions. During fiscal 2001, the Committee undertook an investigation of certain accounting practices at the Company's United Agri Products subsidiary, and retained special counsel in connection with such investigation. The investigation resulted in a restatement of the Company's financial statements for fiscal years 1997-2000.

         During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods, Inc.'s management, its internal audit staff, and Deloitte & Touche, independent auditors. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods, Inc.'s management and Deloitte & Touche the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 27, 2001.

         The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of financial information systems design and implementation services and other non-audit services provided by Deloitte & Touche to the Company during fiscal 2001 was compatible with the auditors' independence.

         Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 27, 2001 for filing with the Securities and Exchange Commission.


                      ConAgra Foods, Inc. Audit Committee
                           Robert A. Krane, Chairman
                                 Mogens C. Bay
                               Kenneth E. Stinson

                         COMPARATIVE STOCK PERFORMANCE

         The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods, Inc.'s Common Stock with certain Index values for both five- and ten-year periods ended May 2001. Both graphs set the beginning value of ConAgra Foods, Inc. Common Stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods, Inc. with the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. All Index values are weighted by capitalization of companies included in the group.

                              FIVE YEAR COMPARISON

                    Starting
                   Basis 1996         1997           1998            1999           2000            2001
----------------- -------------- -------------- --------------- -------------- --------------- --------------
ConAgra              100.00          144.67         142.79          130.37         119.53          112.55
S&P 500              100.00          129.40         169.09          204.65         226.07          202.22
S&P Foods            100.00          131.94         178.57          157.68         143.00          164.80


                               TEN YEAR COMPARISON

               Starting
                Basis
                1991      1992      1993      1994      1995      1996      1997      1998      1999      2000      2001
------------ --------- --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
ConAgra        100.00     86.32     85.59    100.54    119.67    156.26    226.06    223.12    203.71    186.78    175.87
S&P 500        100.00    109.83    122.56    127.74    153.48    197.10    255.05    333.28    403.37    445.60    398.59
S&P Foods      100.00    104.68    109.77    109.04    137.53    162.05    213.80    289.36    255.51    231.72    267.06

          ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The firm of Deloitte & Touche has been appointed by the Board of Directors to conduct the fiscal 2002 audit of the Company's financial statements. The same firm conducted the fiscal 2000 and 2001 audits. Fees billed by Deloitte & Touche to the Company for services during the fiscal year ended May 27, 2001 were:

         Audit Fees. Deloitte & Touche billed the Company an aggregate of $3,805,800 for professional services rendered in connection with the audit of the Company's fiscal 2001 annual financial statements and Deloitte & Touche's review of the Company's quarterly financial statements during fiscal 2001.

         Financial Information Systems Design and Implementation Fees. Deloitte & Touche billed the Company an aggregate of $3,732,300 for information technology services during fiscal 2001.

         All Other Fees. Deloitte & Touche billed the Company an aggregate of $14,289,300 for all other non-audit services during fiscal 2001. Such services included work by the Deloitte & Touche Forensic Unit in connection with the Audit Committee's investigation of certain accounting practices at the Company's United Agri Products subsidiary. Deloitte & Touche's Forensic Unit was hired by special counsel to the Audit Committee to perform such services.

         The Board of Directors requests that stockholders ratify the appointment of Deloitte &Touche as independent auditors to conduct the 2002 audit of the Company's financial statements. Representatives from Deloitte & Touche will be present at the annual Stockholder's meeting. The representatives will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.


               ITEM 3: STOCKHOLDER PROPOSAL - DECLASSIFIED BOARD

         The Company has been informed that the Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, which reports an ownership of 169,764 shares of ConAgra Foods Common Stock, intends to introduce the following resolution at the Annual Meeting:

         RESOLVED: That the shareholders of ConAgra Foods, Inc. ("ConAgra" or "the Company") urge their Board of Directors to take the necessary steps, in compliance with the state law, to declassify the Board for the purpose of director elections. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Proponent's Statement of Support

         The Company's board is divided or "classified" into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

         We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of the Company's Board and introduce new perspectives.

         In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give ConAgra the flexibility it needs as it moves into the next century.

         The evidence shows that shareholders are increasingly dissatisfied with classified boards. Within the past year, shareholders adopted resolutions recommending board declassification at a number of companies, including Airborne Freight (73% of votes cast), Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lone Star Steakhouse & Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeuser (58%). A bylaw proposal at K Mart received 68.5% of the shares voted, but fell short of the percentage of outstanding shares needed for adoption. In 1999, shareholders recommended declassifying the board at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change its by-laws after a similar resolution passed with 65% of the vote. The same year, over 70% of votes cast favored the same reform at Fleming and Eastman Kodak.

         By adopting annual elections, the Company can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

         We urge our fellow shareholders to vote FOR this proposal.

Board Recommendation

         Under the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The stockholders of the Company approved this classified board structure in 1977. The Board of Directors believes the Company benefits from a classified board structure for several reasons.

         The three-year staggered term is designed to provide stability since a majority of the Company's directors at any given time will have prior experience as directors of the Company. This ensures that the Board of Directors has experience-based knowledge of the Company's business and strategy. A classified board also permits long-term strategic planning by ensuring experienced representation of the long-term interests of the Company and its stockholders.

         The current classified board members are accountable to stockholders just like annually elected directors. All directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. In addition, directors of the Company are compensated, in part, with shares of the Company's Common Stock. Stock-based compensation aligns the interests of directors with those of the Company and its stockholders by providing directors with an ownership stake in the Company.

         The adoption of this proposal would not declassify the Board of Directors. The proposal requests that the Board of Directors take the necessary steps to declassify. Under Delaware law and the Company's Certificate of Incorporation, declassification could only occur through an amendment to the Certificate of Incorporation approved by (1) 80% of the Company's outstanding voting stock or (2) a majority of the Company's outstanding voting stock and at least 75% of the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. THE PROXY SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.


                       FISCAL 2002 STOCKHOLDERS PROPOSALS

         Proposals of stockholders intended to be presented in the 2002 Annual Meeting proxy statement must be received by the Company no later than April 26, 2002.

         The Company's Bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2002 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2001 annual meeting. However, if the date of the 2002 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

         The Bylaws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the Bylaws from the Corporate Secretary of the Company.


                                  OTHER MATTERS

         Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.



                                   APPENDIX A

                            Audit Committee Charter

Audit Committee Structure, Composition and Processes

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors and internal auditing department, and (3) the compliance by the Company with legal and regulatory requirements. The Committee shall be comprised of at least three directors appointed by the Board and shall meet the independence and experience requirements of the New York Stock Exchange.

         The Committee shall have the responsibilities described in this Charter. This Charter has been adopted by the Board of Directors. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary.

         The Committee's function is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements. The Committee has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions.

Independent Auditor Selection and Evaluation

 o The Committee shall recommend to the Board the appointment of the independent auditors (subject to stockholder approval), which firm is ultimately accountable to the Audit Committee and the Board. The Committee shall approve the fees to be paid to the independent auditors.

 o The Committee shall evaluate the performance of the independent auditors and, if appropriate, recommend that the Board replace the independent auditors.

Proxy Statement Report

 o The Committee shall review and discuss the annual audited financial statements with management and the independent auditors.

 o The Committee shall discuss with the independent auditors certain matters regarding the conduct of the annual audit as required by Statement on Auditing Standards No. 61, such as significant audit adjustments and significant accounting policies.

 o The Committee shall receive periodic reports from the independent auditors regarding the auditor's independence (including the disclosures required by Independence Standards Board Standard No.1), discuss such reports with the auditors, and take appropriate action to oversee the independence of the auditors.

 o The Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

 o The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

Additional Independent Auditor Action

 o The Committee shall meet with the independent auditors prior to the annual audit to review the scope, planning and staffing of the audit.

 o The Committee shall review with the independent auditors any significant problems or difficulties that the auditors may have encountered in connection with the audit, and review significant issues raised by the management letter provided by the auditors and the Company's response to those issues. The Committee shall ensure that the independent auditors review the Company's quarterly financial statements prior to filing with the Securities and Exchange Commission; the Committee, or its Chairman, shall discuss such review with the independent auditors and management prior to such filing of the Company's Form 10-Q.

Reports to the Audit Committee

 o The Committee shall review significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

 o The Committee shall provide oversight of the Company's internal audit function, including reviewing reports on the organizational structure, budget, plans and results of internal audit activities.

 o The Committee shall review the appointment and replacement of the senior internal auditing executive, and review significant issues identified by the internal auditing department.

 o The Committee shall obtain reports from management, the Company's internal auditing department, the Company's independent auditors, and the Company's general counsel with respect to (1) the Company's policies and procedures regarding compliance with applicable laws and regulations, (2) the Company's processes for controlling significant financial risk exposures, and (3) the status of significant legal matters.

 o The Committee shall meet privately at least annually with the Chief Financial Officer and/or Controller, the senior internal auditing executive and the independent auditors. The Committee may request any member of management to attend a meeting of the Committee.

ConAgra Foods
Proxy Services
P.O. Box 9112
Farmlingdale, NY 11735

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 26, 2001.

VOTE BY PHONE - 1-800-690-6903
1.   Read the accompanying Proxy Statement and this proxy card.
2.   Call toll free 1-800-690-6903.
3.   Enter your 12-digit Control Number, shown below.
4.   Follow the simple recorded instructions.

VOTE BY INTERNET:  WWW.PROXYVOTE.COM
1.   Read the accompanying Proxy Statement and this proxy card.
2.   Go to website www.proxyvote.com
3.   Enter your 12-digit Control Number, shown below.
4.   Follow the simple recorded instructions.

VOTE BY MAIL
1.   Read the accompanying Proxy Statement and this proxy card.
2.   Mark, sign and date your proxy card.
3.   Return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card.



ConAgra Foods, Inc.

  The Board of Directors recommends a vote
  FOR Items 1 and 2.                                                                           To withhold authority to vote, mark
                                                              For     Withhold    For All      "For All Except" and write the
                                                              All        All       Except      the nominee's name on the line below.
 Item 1.  Elect Directors - Nominees: Mogens C. Bay,
              Alice B. Hayes, Carl E. Reichardt               [_]       [_]         [_]         ____________________________________

                                                                                                For          Against        Abstain

 Item 2.  Ratify the appointment of Independent Auditors                                        [_]            [_]            [_]


The Board of Directors recommends a vote AGAINST Item 3.                                        For         Against         Abstain


 Item 3.  Stockholder Proposal - Declassify Board                                               [_]            [_]            [_]


This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.


NOTE: Please sign as name appears here. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title.


|____________________________________|________|
 Signature (PLEASE SIGN WITHIN BOX)    Date

|____________________________________|________|
 Signature (Joint Owners)              Date

                           This is Your ConAgra Foods
                                   PROXY CARD
                      Please vote and sign on reverse side
           This proxy is solicited by your Board of Directors for the
                 September 27, 2001 Annual Stockholders Meeting


     The undersigned stockholder appoints each of B. Rohde and C. Reichardt attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST
ITEM 3.


     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.


                  (This proxy is continued on the reverse side)